Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

I, Brendan Bond, certify that:

(a) A review of Southern California Edison Company’s (the “Servicer”) activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Recovery Property Servicing Agreement dated as of February 24, 2021, as amended, between SCE Recovery Funding LLC, as the Issuing Entity, and the Servicer (the “2021-A Servicing Agreement”), that certain Recovery Property Servicing Agreement dated as of February 15, 2022, as amended, between SCE Recovery Funding LLC, as the Issuing Entity, and the Servicer (the “2022-A Servicing Agreement”), and that certain Recovery Property Servicing Agreement dated as of April 27, 2023, between SCE Recovery Funding LLC, as the Issuing Entity, and the Servicer (the “2023-A Servicing Agreement” and collectively, with the 2021-A Servicing Agreement and the 2022-A Servicing Agreement, the “Servicing Agreements”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreements in all material respects throughout the reporting period.

Date: March 14, 2025

SOUTHERN CALIFORNIA EDISON COMPANY, as Servicer

/s/ Brendan Bond
Name: Brendan Bond
Title: Vice President and Treasurer
(Senior Officer in Charge of the Servicing Function)